UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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Preliminary Proxy Statement
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Definitive Proxy Statement
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Soliciting Material Pursuant to §240.14a-12

First Business Financial Services, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following was provided to employees of First Business Financial Services, Inc.]

Notice of Special Shareholder Meeting and Proxy Statement1

1.	Why is First Business holding a Special Shareholder Meeting?
a.	Shareholders are being asked to consider approval of two Amendments to our Articles of Incorporation.
b.	These Amendments would increase the authorized shares of Common Stock and authorize the issuance of a new series of preferred stock.
c.	The Board of Directors is recommending a vote FOR approval of both Amendments.

2.	Why is the Board recommending approval of these Amendments?
a.	The Board believes these Amendments are in the best interest of our Company and shareholders for several reasons:
i.	The Preferred Stock Amendment gives the Company the ability to sell shares of Preferred Stock to the US Department of Treasury under the Capital Purchase Program on terms that the Board believes would be very favorable to the Company. If this Amendment is not approved by shareholders, First Business would not be able to participate in the Treasury’s Capital Purchase Program.
ii.	This capital will provide the Company with ongoing flexibility to invest in our growth markets, pursue strategic investments and continue our strong history of extending financing to new and existing relationship clients.
iii.	This capital would further strengthen our balance sheet and would provide additional capital to support our long-term growth strategy.

3.	Capital Purchase Program (CPP)[2] – What is it?
a.	CPP is a voluntary Capital Purchase Program announced by the U.S. Treasury on October 14, 2008.

[1]	Notice of Meeting of Shareholders and Proxy Statement dated November 26, 2008, filed with the SEC November 26, 2008.

[2]	http://www.ustreas.gov/initiatives/eesa/

b.	The goal is to provide capital to healthy US financial institutions to increase the flow of financing to US business and consumers and to support the US economy.
c.	US Treasury is authorized to purchase up to $250 billion of senior preferred shares from qualifying US controlled financial institutions.

4.	What are the terms of the CPP?[3]
a.	The senior preferred shares will pay a cumulative dividend rate of 5% for the first five years and will reset to a rate of 9% after year 5.
b.	The shares will be non-voting, other than class voting rights on matters that could adversely affect the shares.
c.	The senior preferred shares are callable at par after three years. Prior to the end of the three years, the senior preferred may be redeemed with the proceeds from a qualifying equity offering.
d.	The Treasury will receive warrants to purchase common stock with an aggregate market price equal to 15% of the senior preferred investment. The exercise price on the warrants will be the market price of the common stock calculated on a 20-trading day trailing average. As of November 14, 2008 the 20-trading day trailing average market price of our common stock was $15.82.
e.	The recipient financial institution must agree to certain standards relating to executive compensation. Note: FBFS is already in compliance with these standards.

5.	Who is participating in the CPP?
a.	As of October 14, 2008, nine large financial institutions had agreed to participate in the program. These healthy financial institutions voluntarily agreed to the same terms that will be available to all other participants.[4]
b.	As of November 14, 2008, thirty nine financial institutions have received nearly $150 billion with another $65 billion approved.
c.	The deadline for public financial institutions to apply was November 14, 2008, and the Treasury has indicated intent to fund by year-end 2008.

6.	Why is First Business considering participation in this program?
a.	The First Business Board of Directors believes that this new capital which would qualify as Tier 1 capital is being provided at very favorable market terms.
b.	While First Business is adequately capitalized with our current Tier 1 capital position, this new capital would support and enhance First Business’s focused long-term growth strategy.
c.	This capital would provide us with ongoing flexibility to invest in our growth markets, pursue strategic investments and continue our strong history of extending financing to new and existing relationship clients.

[3]	http://www.ustreas.gov/initiatives/eesa/.

[4]	http://www.ustreas.gov/initiatives/eesa/.

d.	Without the additional capital we anticipate that our growth may be slowed, but we are well capitalized, profitable and have policies and procedures in place which we believe allow us to adequately maintain our liquidity.
e.	We anticipate using the proceeds to support our plans to maintain higher capital levels during these uncertain economic times and to continue our disciplined growth strategy through extending financing to new and existing clients and funding selected acquisitions.

7.	What effect will this Preferred Stock issuance have on holders of Common Stock?
a.	If we issued preferred shares under the CPP, such shares would rank senior to our common stock. Other effects include but are not limited to:
b.	To be eligible to participate in the CPP, First Business would be required to meet certain standards including not increasing the dividend on our Common Stock without Treasury’s consent.
c.	In conjunction with the purchase of the CPP shares, the Treasury would also receive warrants to purchase our common stock as discussed above. The issuance of the warrants may have a dilutive effective on earnings per share.

8.	How do I vote my shares?
a.	If your shares are registered with Computershare, our Transfer Agent, you may vote your shares by completing, signing and returning the proxy card.
b.	You may also vote by telephone or on the internet. The instructions as noted on the proxy card are: (1) Vote by internet at www.investorvote.com using the information providing on your proxy card or (2) Vote by telephone at 1-800-652-8683.
c.	If you hold your shares in “street name” in a stock brokerage account, use the voting instruction form provided by your broker or nominee.

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